UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 940-5305 (Registrant’s telephone number, including area code)

Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2008, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Saks Incorporated (the “Company”) established the 2008 performance measures for the Company’s annual bonus plan, the Saks Incorporated 2007 Senior Executive Bonus Plan (the “Bonus Plan”), for the Company’s executive officers, including Stephen I. Sadove, the Chairman and Chief Executive Officer, Kevin G. Wills, Executive Vice President and Chief Financial Officer, and Ronald Frasch, the President and Chief Merchandising Officer, each a named executive officer pursuant to Item 402(a)(3) of Regulation S-K. The Committee established the following performance measures for the Bonus Plan: earnings before interest, taxes, depreciation and amortization (“EBITDA”) at specified levels (60% weight); comparable store sales growth at specified levels (15% weight); and the accomplishment of key corporate objectives (25% weight). The Committee set the 2008 annual cash incentive awards for the achievement of the EBITDA and comparable store sales growth performance measures (as the percentage of target bonus) for each of the executives as follows: 25% for threshold achievement; 100% for target achievement; and 200% for maximum achievement. The Committee approved a bonus payout for achievement of the corporate objectives performance measure ranging from 75% for almost meeting objectives to 150% for significantly exceeding objectives. Total payout opportunity under the 2008 annual cash bonus program will range from 0% to 187.5% of target-level performance. The Committee may reduce award amounts at its discretion. The Committee also approved the same EBITDA performance measure mentioned above for any awards of performance shares for fiscal year 2008 under the Company’s 2004 Long-Term Incentive Plan to Messrs. Sadove, Wills and Frasch and other executives and approved the following payout of such performance shares based on the level of achievement over a one-year measurement period: 25% at threshold; 100% at target; and 150% at maximum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: February 20, 2008	/s/ Ron C. Llewellyn
Assistant Secretary

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